                                                                   Exhibit 4(X)

                         PRUCO LIFE INSURANCE COMPANY
                      [2999 NORTH 44TH STREET, SUITE 250
                            PHOENIX, ARIZONA 85014]

     [HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION] BENEFIT
                              SCHEDULE SUPPLEMENT

ANNUITY NUMBER:  [001-0001]

EFFECTIVE DATE:  [Issue Date of the Annuity]

[[SPOUSAL] DESIGNATED LIFE/LIVES]:

     [John Doe]               DATE OF BIRTH: [February 21, 1945]
     [[Mary Doe]              DATE OF BIRTH: [January 1, 1946]]

ROLL-UP RATE: [7.0% per year]

ANNUAL INCOME PERCENTAGE:

          [Attained Age       Annual       Attained Age of      Annual
            of Single         Income       Younger Spousal      Income
         Designated Life    Percentage     Designated Life    Percentage
       -------------------  ----------   -------------------  ----------
       Less than 75                 5%   Less than 80                 5%
       75 - 79                      6%   80 - 84                      6%
       80 - 84                      7%   85 - 89                      7%
       85 or more                   8%   90 or more                   8%]

MINIMUM GUARANTEE PAYMENT: [$100]

PERIODIC VALUE CUT-OFF DATE: [The [Tenth] Anniversary of the Effective Date]

TRANSFER ACCOUNT: [AST Investment Grade Bond Portfolio]. If this portfolio is discontinued, we will substitute a successor portfolio, if there is one. Otherwise, we will substitute a comparable portfolio. We will obtain any required regulatory approvals prior to substitution of the portfolio.

CHARGE FOR THE RIDER: [You have elected this Rider on a [Single Designated Life] basis. You have elected this Rider [with] the Beneficiary Income Option. Therefore the charge for the Rider is an annual rate of [0.95]%.]

ANNUITY PAYMENT TABLE: [The Annuity Payment Table below is used to compute the minimum annual amount of a single life annuity payment with 10 payments certain per $1,000 applied. We used the Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), with an interest rate of [3]% per year in preparing the Annuity Payment Table.

             Single Life Annuity Payment with 10 Payments Certain

          Age       Male      Female       Age       Male      Female
       ---------  ---------  ---------  ---------  ---------  ---------
          55        48.68      45.60       80        87.48      83.01
          60        53.45      49.71       85        97.52      94.84
          65        59.66      55.11       90       105.41     104.20
          70        67.55      62.27       95       110.53     109.94
          75        77.02      71.62

P-SCH-HD7-DB(7/08)                    1

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     [HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION] BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

The Annuity Payment Table below is used to compute the minimum annual amount of a joint and last survivor life annuity payment with 10 payments certain per $1,000 applied. We used Annuity 2000 Valuation Mortality Table, less two years, with projected mortality improvements (modified scale G), and an interest rate of [3]% per year in preparing the Annuity Payment Table.

     Joint and Last Survivor Life Annuity Payment with 10 Payments Certain

                                     Female Age

                  55    60    65    70    75    80    85     90     95
           55  42.00 43.62 45.09 46.32 47.26 47.92 48.33  48.54  48.63
           60  43.07 45.24 47.37 49.31 50.90 52.06 52.79  53.18  53.36
Male Age:  65  43.93 46.65 49.56 52.43 55.01 57.03 58.39  59.14  59.48
           70  44.57 47.77 51.45 55.41 59.32 62.69 65.11  66.52  67.20
           75  45.00 48.58 52.91 57.94 63.37 68.52 72.56  75.07  76.33
           80  45.29 49.11 53.92 59.84 66.72 73.86 79.99  84.06  86.23
           85  45.45 49.42 54.54 61.07 69.10 78.04 86.32  92.22  95.52
           90  45.54 49.59 54.88 61.76 70.52 80.75 90.76  98.26 102.64
           95  45.58 49.67 55.04 62.10 71.25 82.23 93.36 101.97 107.14

For purposes of determining annuity payments using the above Annuity Payment Tables, we use the Annuitant's(s') Adjusted Age and Sex. The Adjusted Age is the age last birthday prior to the date on which the first Annuity Payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

                       Translation of Adjusted Age Table

Calendar Year in                        Calendar Year in
Which First                             Which First
Payment is Due      Adjusted Age        Payment is Due      Adjusted Age
------------------  ------------------  ------------------  -------------------
Prior to 2010       Actual Age          2050 through 2059   Actual Age minus 5
2010 though 2019    Actual Age minus 1  2060 through 2069   Actual Age minus 6
2020 through 2029   Actual Age minus 2  2070 through 2079   Actual Age minus 7
2030 through 2039   Actual Age minus 3  2080 through 2089   Actual Age minus 8
2040 through 2049   Actual Age minus 4  2090 through 2099   Actual Age minus 9]

P-SCH-HD7-DB(7/08)                    2

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     [HIGHEST DAILY LIFETIME SEVEN WITH BENEFICIARY INCOME OPTION] BENEFIT
                        SCHEDULE SUPPLEMENT (CONTINUED)

                         TRANSFER CALCULATION FORMULA

[The following are the Terms and Definitions referenced in the Transfer Calculation Formula:

..  C\\u\\   the upper target is established on the Effective Date and is not changed for the life of the guarantee.

..  C\\t\\   the target is established on the Effective Date and is not changed for the life of the guarantee.

..  C\\l\\   the lower target is established on the Effective Date and is not changed for the life of the guarantee.

..  L        the target value as of the current Valuation Day.

..  r        the target ratio.

..  a        the factors used in calculating the target value. These factors are established on the Effective Date and are not changed for the life of the guarantee.

..  V\\V\\   the total value of all elected Sub-accounts in the Annuity.

..  V\\F\\   the total value of all elected Fixed Rate Options in the Annuity

..  B        the total value of all Transfer Account allocations.

..  P        the Income Basis. Prior to the first withdrawal, the Income Basis is equal to the Protected Withdrawal Value calculated as if the first withdrawal were taken on the date of calculation. After the first withdrawal, the Income Basis equals the greatest of (1) the Account Value on the date of calculation; (2) the Protected Withdrawal Value on the date of the first withdrawal after the Effective Date, increased for subsequent additional Adjusted Purchase Payments and adjusted proportionally for Excess Income; or (3) the highest quarterly Account Value prior to the date of calculation.

..  T        the amount of a transfer into or out of the Transfer Account.

Target Value Calculation:

On each Valuation Day, a target value (L) is calculated, according to the following formula. If the variable Account Value (V\\V\\ + V\\F\\) is equal to zero, no calculation is necessary.

Target values are subject to change for new elections of the Rider on a going-forward basis.

   L = 0.05 * P * a

Transfer Calculation:

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines when a transfer is required:

   Target Ratio r = (L - B) / (V\\V\\ + V\\F\\)

       . If r > C\\u\\, assets in the elected Sub-accounts are transferred to the Transfer Account.

       . If r < C\\l\\, and there are currently assets in the Transfer Account (B > 0), assets in the Transfer Account are transferred to the elected Sub-accounts.

The following formula, which is set on the Effective Date and is not changed for the life of the guarantee, determines the transfer amount:

T = {Min ((V\\V\\ + V\\F\\), [L - B - (V\\V\\ + V\\F\\) * C\\t\\] /(1 - C\\t\\))}  Money is transferred from the elected Sub-accounts
                                                                                   to the Transfer Account
T = {Min (B, - [L - B - (V\\V\\+ V\\F\\) * C\\t\\] / (1 - C\\t\\))}                Money is transferred from
                                                                                   the Transfer Account to
                                                                                   the elected Sub-accounts]

P-SCH-HD7-DB(7/08)                    3